EX-99.e.1.iii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

March 26, 2013

Delaware Group Equity Funds II
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of Delaware Value Fund (the “Fund”), a series of Delaware Group Equity Funds II, the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees applicable to the specified Fund class, so that such Fund’s Rule 12b-1 (distribution) fees with respect to such class will not exceed the percentages set forth below for the period March 28, 2013 through March 28, 2014.

Fund	Class	12b-1 Cap
Delaware Value Fund	Class A1	0.25%
	Class R	0.50%

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/J. Scott Coleman
	Name:	J. Scott Coleman
	Title:	President

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Equity Funds II

By:	/s/Patrick P. Coyne
	Name:	Patrick P. Coyne
	Title:	President
	Date:	March 26, 2013
____________________

1 The Fund’s Class A shares are currently subject to a blended 12b-1 fee equal to the sum of (i) 0.10% of average daily net assets representing shares acquired prior to May 2, 1994 and (ii) 0.30% (currently limited to 0.25%) of average daily net assets representing shares acquired on or after May 2, 1994.